Exhibit 10.1

Execution Copy

April 19, 2013

Mr. Michael T. Monahan

[Address Redacted]

Dear Mike:

We are pleased to extend to you (“Executive”) an offer to join NutriSystem, Inc. (the “the Company”) on the terms set forth in this letter agreement (this “Agreement”).

Commencement Date:	On or before May 27, 2013

Title/Reporting:	Executive Vice President-Administration and Chief Financial Officer (the “Executive”), reporting to the Company’s Chief Executive Officer. Executive will devote his full business time and best efforts to the performance of his duties for the Company; provided, however, that Executive shall be able to manage his personal investments or to engage in or serve such civic, community, charitable, educational, or religious organizations as he may select, so long as such service does not create a conflict of interest with, or interfere with the performance of, Executive’s duties hereunder or conflict with Executive’s covenants under the restrictive covenants agreement (attached hereto as Exhibit A), which Executive is required to execute as a condition of his employment.

At-Will Employment:	Executive will be an at-will employee, which means that his employment may be terminated by either the Company or by him at any time, for any reason. Upon any cessation of his employment, except as otherwise provided herein, Executive’s entitlement will be limited to the payment of Base Salary accrued but unpaid through the effective date of that cessation.

Annual Base Salary:	$300,000, subject to annual review.

Initial Equity Grant:	On the Commencement Date Executive will receive an equity grant (the “Initial Equity Grant”) with a grant date fair value of $300,000, with such grant date fair value allocated as follows: 25% Performance RSUs (the “Inducement PRSUs”), 25% Non-Qualified Stock Options and 50% Restricted Shares. The terms of the Performance RSUs will be established by the Compensation Committee (“Compensation Committee”) of the Company’s Board of Directors (“Board”) and will be substantially similar to the terms of the Performance RSUs applicable to the Company’s other executive officers. Restricted Shares and Options are time-based vesting 25% per year.

Annual Cash Bonus Opportunity:	Target annual bonus will be 70% of the then current Base Salary. Actual range of payout will be 0 to 150% of the target, based on actual performance against objectives established by the Compensation Committee for the Company’s other executive officers. Bonuses are paid within 2 1/2 months following the end of the relevant fiscal year. Except as otherwise provided herein, Executive will be required to remain employed through the applicable bonus payment date in order to receive any bonus.

Annual Equity Incentives:	Equity awards will be determined annually by the Compensation Committee in its discretion; provided, however, that for 2013, the awarded annual grant date fair value will be $340,000, which is the approved amount sufficient to achieve the 50th percentile of executive pay benchmarking for total direct compensation (TDC), excluding the Initial Equity Grant. The components and terms of the 2013 grant will be substantially consistent with the components and terms of 2013 annual grants made to the Company’s other executive officers.

Benefits; Expenses:	Executive will participate in the same vacation policies, benefit programs, and health, life and disability coverages (as in effect from time to time and on terms and conditions consistent with those) provided to the Company’s other senior executives. The Company will reimburse Executive, in accordance with the Company’s policy, for reasonable out of pocket travel and other expenses that he incurs in connection with his employment.

Definitions:	“Cause” means: (a) Executive is convicted of a felony, or (b) in the reasonable determination of the Board, Executive has done any one of the following: (1) committed an act of fraud, embezzlement, or theft in the course of his employment, (2) caused intentional, wrongful damage to the property of the Company, (3) Executive’s material breach of any agreement with the Company or its affiliates, any duty owed to the Company or its stockholders or any published policy of the Company, which breach (if curable) is not cured within 30 days after receiving written notice from the Board specifying the details of the breach, or (4) engaged in gross misconduct or gross negligence in the course of employment. For avoidance of doubt, a termination due to Executive suffering a “Disability” will not constitute a termination “without Cause.” For this purpose, “Disability” means a condition entitling Executive to benefits under any Company sponsored or funded long term disability plan or policy.

“Good Reason” means: (a) a material diminution of Executive’s title, authority, duties or responsibilities; (b) a material reduction in Executive’s then current Base Salary or annual bonus target opportunity; (c) a material change in the geographic location at which Executive performs services for the Company, which for this purpose shall mean the relocation of the Company’s headquarters by more than

50 miles; and (d) a material breach of this Agreement by the Company; provided that any such event will constitute Good Reason only if Executive notifies the Company in writing of such event within 90 days following the initial occurrence thereof, the Company fails to cure such event within 30 days after receipt from Executive of such written notice thereof, and Executive resigns his employment within 30 days following the expiration of that cure period.

Severance; Post-Termination Restrictive Covenants:

In the event of a termination by the Company without Cause or a resignation by Executive for Good Reason, Executive will be entitled to:

(a) One year continuation of Base Salary at customary payroll intervals.

(b) One year continuation of group health benefits at active employee rates.

(c) Continued eligibility for a pro-rata portion of the annual cash bonus for the year of termination, based on actual performance in that year.

(d) If such termination occurs after the second anniversary of the Commencement Date: (i) any time-vested equity awards under the Initial Equity Grant that remain unvested shall vest, and (ii) if such termination occurs prior to the end of the performance period for the Inducement PRSUs, Executive will remain eligible to earn a pro-rata portion of those PRSUs based on actual performance through the end of that performance period and pro-rated based on the number of days of service completed during that performance period.

All severance benefits are conditioned on: (1) Executive’s execution and delivery to the Company of a general release of claims against the Company and its affiliates, substantially in a form approved by the Board (the “Release”); (2) such Release becoming irrevocable within 30 days following the Company’s delivery of such Release to Executive; and (3) Executive’s continued compliance with his restrictive covenant obligations to the Company. Except for items (c) and (d)(ii) above, these payments and benefits will be paid or provided (or begin to be paid or provided, as applicable) on the first regularly scheduled payroll date that occurs after the Release becomes irrevocable; provided, however, that if the 30-day period described above begins in one taxable year and ends in a second taxable year, such payments or benefits shall not commence until the second taxable year. The payments, if any, required by item (c) and (d)(ii) above will be paid within 2 1/2 months following the end of the applicable performance period.

Section 409A:	Notwithstanding anything herein to the contrary, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code (“Section 409A”) to any payments due to Executive upon or following his Separation from Service (within the meaning of Treas. Reg. § 1.409A-1(h)(1) or any successor provision)), then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within 6 months following Executive’s Separation from Service will be deferred without interest and paid to Executive in a lump sum immediately following the end of such 6-month period. This paragraph should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or -1(b)(9)(iii) (or any successor provisions) to amounts payable to Executive. For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) to amounts payable hereunder, each payment in a series of payments will be deemed a separate payment.

While the parties have endeavored to structure Executive’s compensation rights so that payments to him are exempt from or compliant with Section 409A, the Company makes no representation to Executive in this regard and will have no obligation to indemnify Executive for taxes or interest imposed under Section 409A.

Indemnification:	Executive will be entitled to indemnification for acts performed or omissions made in his capacity as an officer of the Company to the extent provided in the Company’s governing documents.

Other:

(a) Executive will be subject to all corporate policies applicable to executive officers, including the Company’s securities trading policy, anti-hedging policy, clawback policy and stock ownership guidelines.

(b) All payments (or transfers of property) to Executive will be subject to tax withholding to the extent required by applicable law.

(c) Both during and following his service with the Company, Executive agrees to cooperate with the Company in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during Executive’s employment by the Company. After Executive’s employment ceases, the Company will provide reasonable advance notice of its need for Executive’s cooperation and will attempt to schedule and limit the need for Executive’s cooperation so as to minimize any disruption of Executive’s personal and other professional obligations. The Company will reimburse Executive, in accordance with the Company’s policy, for reasonable out-of-pocket travel and other expenses that she incurs as a result of his cooperation.

(d) Executive represents and warrants to the Company that there are no orders, judgments, decrees, restrictions, agreements or understandings by which she is bound that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or his obligations hereunder, or that would otherwise prevent, limit or impair the performance of his duties to the Company.

(e) Notices permitted or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier addressed, in the case of the Company, c/o its General Counsel at its principal executive office and, in the case of Executive, to his most recent address set forth in the personnel records of the Company.

(f) This Agreement shall inure to the benefit of, and shall be binding upon, the parties, their heirs, executors, administrators, agents, successors, permitted assigns, and estates, provided that Executive’s rights and obligations under this Agreement are personal to him and may not be assigned.

(g) This Agreement is governed by Pennsylvania law, without regard to the principles of conflicts of laws. Any disputes, actions, claims or causes of action arising out of or in connection with this Agreement or the employment relationship between the Company and Executive shall be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania or the Pennsylvania state courts located in Montgomery County.

(h) This Agreement sets forth the parties’ entire agreement regarding Executive’s employment and compensation by the Company and supersedes all prior agreements discussions and understandings on those topics. This Agreement may not be modified in any way except by a written amendment executed by Executive and a duly authorized representative of the Company.

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Your signature below confirms that all information provided to us during the interview and hiring process is true and accurate in all material respects. To indicate your acceptance of our offer and its terms, please sign and date this Agreement in the space provided below and return it to me. Please retain a copy for your records.

Sincerely,

/s/ Dawn M. Zier
Dawn M. Zier
President and CEO

Agreed and accepted on April 19, 2013:

By:	/s/ Michael T. Monahan
Michael T. Monahan